Exhibit 4.4

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 8 OF THIS WARRANT, DIRECTLY OR INDIRECTLY.

VALERITAS, INC.

COMMON STOCK PURCHASE WARRANT

No. 2014 -	, 2014

Warrant to Purchase 3,490 Shares of Warrant Stock (as defined below) (the “Warrant Share Number”).

Valeritas, Inc. (the “Company”), a Delaware corporation, hereby certifies that, subject to the terms and conditions set forth in this Stock Purchase Warrant (this “Warrant”),                      (the “Holder”), is entitled to purchase the Warrant Share Number of shares of Warrant Stock (as defined below) from the Company at any time or from time to time during the Exercise Period for the Exercise Price (as defined below) per share, subject to adjustments as set forth in Section 4.

This Warrant is issued in connection with that certain Amended and Restated Term Loan Agreement, dated August 5, 2014, between the Company, as Borrower, Valeritas Holdings, LLC, as Guarantor, and the Lenders party thereto (as amended, the “Term Loan Agreement”). As used herein, the term “Exercise Period” shall mean the period commencing on the date hereof (the “Commencement Date”), and ending at 5:00 p.m. (prevailing local time at the principal executive office of the Company) on the ten (10) year anniversary of the date hereof, provided, however, that this Warrant shall no longer be exercisable and become null and void upon the consummation of any “Termination Event” defined as (a) the consummation of the Company’s sale of its Common Stock or other securities pursuant to a registration statement under the Securities Act of 1933, as amended (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction) (the “Initial Public Offering”) and (b) the consummation of a Liquidation Event, as such term is defined in the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”). For purposes of this Warrant, any of the transactions described in subsection (b) of this paragraph shall be referred to herein as a “Corporate Transaction”). In the event of a Termination Event, the Company shall notify the Holder at least ten (10) days prior to the consummation of such Termination Event. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Term Loan Agreement.

1. Determination of Warrant Stock, Warrant Share Number and Warrant Exercise Price.

(a) Warrant Stock. This Warrant shall represent the right to purchase shares of Common Stock, par value $0.00001 per share, of the Company (the “Warrant Stock”).

(b) Warrant Share Number. This Warrant shall be exercisable for a number of shares of Warrant Stock equal to the Warrant Share Number at the Exercise Price at any time and from time to time from the Commencement Date until the earlier of (i) the consummation of a Termination Event and (ii) the ten (10) year anniversary of the date hereof.

(c) Exercise Price. The exercise price per share of Warrant Stock shall be equal to $0.01 (the “Exercise Price”).

2. Mechanics of Exercise of Warrant. This Warrant may be exercised by the registered holder hereof by surrender to the Company of this Warrant, with the form of subscription agreement attached hereto as Exhibit A duly executed by such Holder, accompanied by payment equal to the aggregate purchase price for the securities for which this Warrant is then being exercised. Upon exercise of the Warrant, Holder shall, upon the request of the Company become a party to any and all agreements between the Company and its stockholders governing the respective class and series of securities for which this Warrant is being exercised, including, without limitation, the Voting Agreement, dated as of June 23, 2014, among the Company and the Stockholders party thereto, as amended from time to time. Notwithstanding the provisions of the first paragraph hereof, if the Holder has not exercised this Warrant prior to the closing of a Corporate Transaction or an Initial Public Offering, this Warrant shall automatically be deemed to be exercised in full in the manner set forth in Section 3(d), without any further action on behalf of the Holder immediately prior to such closing.

3. Delivery of Certificates: Fractional Shares.

(a) Delivery of Certificates. As soon as is practicable after any exercise of this Warrant, the Company, at its own expense, will deliver to the registered holder hereof one or more certificates representing the securities to which such holder is entitled in respect of such exercise, together, in the case of any partial exercise, with a new Warrant representing the unexercised portion hereof.

(b) Fractional Shares. In the event that any exercise of this Warrant would, but for the provisions of this Section 3(b), result in the issuance of any fractional share of capital stock, then in lieu of such fractional share the registered holder hereof will be entitled to cash equal to the fair market value of such fractional share, as determined in good faith by the Company’s Board of Directors.

(c) Payment of Exercise Price. The Exercise Price may be paid at the holder’s election either by cash, certified or official bank check payable to the order of the Company, or by wire transfer to its account.

(d) Cashless Exercise. Notwithstanding the payment provisions set forth above and only in the event of an Initial Public Offering or a Corporate Transaction, in lieu of exercising this Warrant in the manner provided above in Section 2, the Holder may elect to receive shares of Warrant Stock equal to the value of this Warrant (a “Net Exercise”) by surrender of this Warrant at the principal office of the Company, together with notice of such election, in which event the Company shall issue to Holder a number of shares of Warrant Stock computed using the following formula:

X =	Y (A - B)
A

Where	X =	The number of shares of Warrant Stock to be issued to the Holder.

	Y =	The number of shares of Warrant Stock as to which the Warrant is being exercised.

	A =	The Fair Market Value of one share of Warrant Stock (at the date of such calculation).

	B =	The Exercise Price (as adjusted to the date of such calculation).

(e) Exchange Right.

(i) In lieu of exercising this Warrant pursuant to Section 2 or Net Exercising it pursuant to Section 3(d), prior to the closing of a Corporate Transaction, by written notice to the acquiring entity (the “Acquiring Person”) and the Company at least five (5) days before the date of closing of such Corporate Transaction, the Holder may assign, in whole or in part, this Warrant to the Acquiring Person and receive in exchange from the Acquiring Person immediately prior to such closing, without the payment by the Holder of any additional consideration, an amount and type of consideration equal to the amount and type of consideration that would have been payable by the Acquiring Person in the Corporate Transaction with respect to that number of shares of Warrant Stock that would have been issuable had the portion of the Warrant that is so assigned pursuant to this Section 3(e) not been assigned but instead been Net Exercised pursuant to Section 3(d).

(ii) The type of consideration paid by the Acquiring Person for the portion of this Warrant that could be Net Exercised into one share of Warrant Stock pursuant to Section 3(d) shall be the same type of consideration, whether stock, securities or other property, paid for one share of Common Stock in the Corporate Transaction, or if more than one type of consideration is paid for one share of Common Stock in the Corporate Transaction, the same types and on the same relative basis as is paid for one (1) share of common stock in the Corporate Transaction (assuming, in the case of a Corporate Transaction involving the sale or transfer of all or substantially all of its assets, that the consideration received by the Company in is distributed to the stockholders of the Company on the date of closing of such sale or transfer).

4. Certain Adjustments.

(a) Adjustment for Stock Splits and Combinations. If the Company shall from time to time after the date on which this Warrant was first issued (such date being referred to as the “Original Issue Date”) effect a subdivision of the outstanding Warrant Stock, the Exercise Price then in effect immediately before that subdivision shall be proportionately decreased and the Warrant Share Number then in effect immediately before that subdivision shall be proportionately increased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding Warrant Stock, the Exercise Price in effect immediately before the combination shall be proportionately increased and the Warrant Share Number then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Certain Dividends and Distributions. In the event the Company from time to time after the Commencement Date shall make or issue, or fix a record date for the determination of holders of Warrant Stock entitled to receive, a dividend or other distribution payable in additional Warrant Stock, then and in each such event the Exercise Price then in effect immediately before such event shall be decreased as of the time of such issuance (but not below zero) and the Warrant Share Number then in effect immediately before such event shall be proportionately increased or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Exercise Price then in effect by a fraction:

(i) the numerator of which shall be the total number of Warrant Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of Warrant Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Warrant Stock issuable in payment of such dividend or distribution;

and proportionately increasing the Warrant Share Number then in effect; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Exercise Price and the Warrant Share Number shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price and the Warrant Share Number shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c) Adjustment for Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the shares of Warrant Stock are converted into or exchanged for securities, cash or other property (other than a Corporate Transaction or a transaction covered by subsections 4(a) or 4(b) (collectively, a “Reorganization”), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Exercise Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(d) No Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

5. Notices of Record Date, Etc. In the event from time to time of any proposed or contemplated:

(a) taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other similar right;

(b) capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, or any transfer of all or substantially all the assets of the Company to, or any consolidation or merger of the Company with or into, any other person or entity, in each case which constitutes a Corporate Transaction; or

(c) voluntary or involuntary dissolution, liquidation, or winding-up of the Company;

then, and in each such event the Company will send to the registered holder of this Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution, or right, and stating the amount and character of such dividend, distribution, or right, or (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, or winding-up is anticipated to take place and the time, if any is to be fixed, as of which the holders of record of any class or series of the Company’s capital stock or other securities will be entitled to exchange such stock or other securities for other securities, cash, and/or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, or winding-up. Such notice will be mailed at least ten (10) days prior to the earliest date specified in such notice on which any such action or transaction is to be taken or consummated.

6. Reservation of Securities Issuable on Exercise of Warrant. The Company at all times and from time to time will reserve and keep available, solely for issuance and delivery on the exercise of this Warrant, the number of shares of Warrant Stock from time to time issuable upon exercise of this Warrant. If at any time the Company does not have sufficient authorized Common Stock to comply with the foregoing sentence, the Company promptly will take all reasonable steps (including without limitation amending the Certificate of Incorporation) necessary to provide the quantity of securities sufficient to effect the exercise in full of this Warrant.

7. Transfer of Warrant. The Holder may at any time assign to an Eligible Transferee all of its rights and obligations under this Warrant upon providing the Company at least ten (10) days prior written notice of any such assignment; provided, however, that no such assignment shall be made to Borrower, an Affiliate of Borrower, or any employees or directors of Borrower at any time, and in all cases, subject to evidence of compliance with the Securities Act of 1933, as amended, (the “Securities Act”), and applicable state securities laws. Any transferee that receives this Warrant in a transaction permitted by this Section 7 shall thereafter be deemed the Holder of this Warrant. The Company may treat the person in whose name this Warrant is registered as the holder hereof for all purposes.

8. Compliance with Securities Act. The holder hereof, by acceptance hereof, agrees that this Warrant is being acquired for investment for its own account and not with a view towards its distribution and that the holder hereof will not offer, sell or otherwise dispose of this Warrant or shares of capital stock of the Company issued upon exercise of this Warrant except under circumstances which will not result in a violation of the Securities Act and applicable state securities laws. The holder is, and all permitted transferees shall be, an “Accredited Investor” within the meaning of Rule 501 promulgated under this Securities Act 1933, as amended.

9. Loss or Mutilation. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company will execute and deliver, in lieu hereof, a new note of like tenor.

10. Captions. The captions of sections or subsections of this Warrant are for reference only and will not affect the interpretation or construction of this Warrant.

11. Waivers. Subject to the provisions of Section 15, no waiver of any breach or default hereunder by the Company will be valid unless in a writing signed by the registered holder hereof. No waiver of any breach or default hereunder by the registered holder hereof will be valid unless in a writing signed by the Company. No failure or other delay by the registered holder hereof, or the Company, as applicable, in exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

12. Unenforceable Provisions. If any provision of this Warrant is invalid, illegal or unenforceable, the balance of this Warrant shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

13. Governing Law. This Warrant will be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware (without reference to principles of conflicts or choice of law).

14. No Rights as a Stockholder. Until exercise of this Warrant pursuant to the terms hereof, the Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

15. Legends. This Warrant and all shares of Common Stock issued upon exercise of this Warrant (unless registered under the Securities Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 8 OF THE WARRANT UNDER WHICH THESE SECURITIES WERE ISSUED, DIRECTLY OR INDIRECTLY.”

Said legend shall be removed by the Company, upon the request of the Holder, at such time as the restrictions on the transfer of the applicable security shall have terminated.

16. Joint Action Required. This Warrant is one of several that may be issued pursuant to the Term Loan Agreement (collectively, the “Warrants”). It is the intent of the Company, the Holder and each other Lender holding a Warrant that no Lender may exercise or exchange any Warrant (including but not limited to this Warrant) in whole or in part, nor make any claim or demand or bring any suit or action with respect to any Warrant, in each case unless the Majority Lenders have agreed in writing to so exercise or exchange the Warrants, make such claim or demand, or bring such suit or action (in which case all Lenders holding Warrants shall cooperate so that, as applicable, (i) all Warrants are proportionately exercised or exchanged in the case of exercise or exchange, so that each Lender has the same percentage of its Warrant exercised or exchanged, or (ii) all Lenders holding Warrants shall collectively share in the costs and benefits of any such claim, demand, suit or action (on a pro-rata basis in accordance with their respective number of Warrant Stock purchasable). Accordingly, the Holder hereby agrees not to directly or indirectly exercise or exchange this Warrant or make or bring any such claim, demand, suit or action unless the Majority Lenders have agreed in writing to do so with respect to all Warrants.

17. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any other term hereof may be waived only with the written consent of the Company and the Holder; provided, that the Majority Lenders may agree to amend or waive any term of all Warrants (with such amendment or waiver applying to each Warrant in the same manner), in which case such term of this Warrant shall be so amended or waived, as applicable, without any separate action of Holder. Holder hereby agrees that the Majority Lenders shall have such power to amend or waive terms of this Warrant.

18. Prior Warrant. The Company previously issued to Holder on June 20, 2013 a Common Stock Purchase Warrant to purchase 1,181,819 shares of Common Stock of the Company (the “Prior Warrant”). The Company and the Holder irrevocably agree that effective as of the date hereof, the Prior Warrant is hereby terminated in its entirety and of no further force or effect.

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Executed and delivered under seal on and as of the date first above written.

VALERITAS, INC.

By:
Name:	Kristine Peterson
Title:	Chief Executive Officer

Agreed and acknowledged

[HOLDER]

By
Name:
Title:

Address for Notices:
1000 Main Street, Suite 2500
Houston, TX 77002
Attn:	General Counsel
Tel.:
Fax:
Email:

SIGNATURE PAGE TO STOCK PURCHASE WARRANT

EXHIBIT A

SUBSCRIPTION FORM

The undersigned, the registered holder of the Warrant, hereby elects to exercise the purchase right represented by such Warrant as follows:

The undersigned hereby elects to purchase shares of Warrant Stock (as defined in this Warrant) and herewith makes payment of $ therefor.

The undersigned hereby elects to exercise this Warrant by the Net Exercise method described in Section 3(d) of this Warrant and to receive shares of Warrant Stock (as defined in this Warrant).

The undersigned further requests that the certificates representing such shares be issued in the name of and delivered to                                          and if such shares shall not include all of the shares issuable under this Warrant, that a new Warrant of like tenor and date be delivered to the undersigned for the shares not issued.

Dated:
Name of Registered Holder